ADVISORS SERIES TRUST
INVESTMENT SUB-ADVISORY AGREEMENT
with
TIDAL INVESTMENTS LLC
This INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of March 24, 2026 by and between PZENA INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company with its principal place of business located at 320 Park Avenue, 8th Floor, New York, New York 10022 (the “Adviser”), ADVISORS SERIES TRUST (the “Trust”), and TIDAL INVESTMENTS LLC, a Delaware limited liability company with its principal place of business located at 234 West Florida Street, Milwaukee, Wisconsin 53204 (the “Sub-Adviser”).
W I T N E S S E T H
WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”); and
WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated March 24, 2026 with the Trust; and
WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and is engaged in the business of supplying investment advisory services; and
WHEREAS, the Investment Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible; and
WHEREAS, the Sub-Adviser is willing to furnish certain of such services to the Adviser and each Fund listed in Exhibit A-1 to Schedule A to this Agreement (each a “Fund” and, collectively, the “Funds”), as such Schedule may be amended from time to time upon mutual agreement of the parties.
NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties do hereby agree as follows:

1.    Duties of the Sub-Adviser. Subject to supervision and oversight of the Adviser and the Board of Trustees (the “Board”), and in accordance with the terms and conditions of the Agreement:
(a)    The Sub-Adviser shall implement trading decisions for each Fund with respect to creation unit, redemption and rebalancing processes, including corresponding with the Fund’s authorized participants (each, an “Authorized Participant”), meaning a person or entity that has entered into an agreement with the Fund’s distributor to purchase and redeem creation units. The Sub-Adviser shall also implement activities necessary or incidental thereto, such as purchases, sales or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions in accordance with instructions provided by the Adviser in writing pursuant to mutually agreed upon notification protocols. In the event the Sub-Adviser requires clarification on a particular Adviser instruction (e.g., due to a potential regulatory or compliance issue), the Sub-Adviser will seek guidance from the Adviser prior to executing any transaction in question. The Adviser hereby grants the Sub-Adviser the authority to exercise full trading authority (subject to the Adviser’s instructions and oversight) for each Fund with respect to purchases, sales or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. In particular, the Sub-Adviser shall have the authority to select broker-dealers and other counterparties to effect trade executions in its sole discretion (subject to its best execution obligations as stated in Section 1(b)). The Sub-Adviser may consider input from the Adviser regarding broker or counterparty selection or trading strategies; while retaining discretion over such decisions to act in a manner consistent with its best execution obligations. The Adviser agrees that the Sub-Adviser may rely on specific information, instructions or requests made to the Sub-Adviser by the Adviser with respect to the management of each Fund’s assets, which are believed to be in good faith by the Sub-Adviser to be reliable. The Adviser or its delegate will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from each Fund and the cash requirements of, and cash available for investment in, such Fund.
(b)    The Sub-Adviser shall seek on behalf of each Fund the best execution and overall terms available under the circumstances in connection with the purchase and sale of securities and other financial instruments. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, which may include the breadth of the market in the security or financial instrument, the price, bid-ask spread, the financial condition and execution capability of the broker, dealer or other counterparty, and the reasonableness of the commission or spread, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker, dealer or counterparty to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Board and Section 28(e) of the Exchange Act, as amended, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission or spread was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including such Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the assets that comprise the portion of each Fund’s portfolio for which the Sub-Adviser provides its sub-advisory services (the “Assets”) be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the U.S. Securities and Exchange Commission (“SEC”) and the 1940 Act.
(c)     The Sub-Adviser shall be primarily responsible, at the direction of the Adviser, for certain trading decisions and managing each Fund’s daily creation and redemption and portfolio rebalancing processes, as needed. Such duties shall include, but not be limited to, in consultation with the Adviser, performing daily monitoring of: (i) Fund positions and variances from the most recently received portfolio disposition and creation unit basket instructions from the Adviser, (ii) portfolio positioning with investment guidelines and alignment with the Fund’s target strategy, (iii) adherence to cash and holdings reconciliations and related trading of cash positions, and (iv) overall portfolio risk management with respect to daily portfolio disposition and acquisition activities.
(d)    The Sub-Adviser shall maintain such books and records with respect to transactions involving the Assets as are required to be maintained by the Sub-Adviser pursuant to subparagraphs (b)(1), (5), (6), (7), (8), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act, to the extent applicable to the Sub-Adviser’s services hereunder and as may be amended from time to time.

The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement required by Rule 31a-1 under the 1940 Act, as requested by the Adviser. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain copies of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).
(e)    The Sub-Adviser shall provide the Fund’s custodian on each business day with information relating to all transactions effected by the Sub-Adviser concerning the Assets and shall provide the Adviser with such information upon request of the Adviser and shall otherwise reasonably cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust.
(f)    The Adviser acknowledges that the Sub-Adviser performs investment advisory services for various other clients in addition to the Funds and, to the extent it is consistent with applicable law and the Sub-Adviser’s fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients that may be the same as, similar to, or differ from the advice given or the timing or nature of action taken for a particular Fund.
(g)    The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably and foreseeably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.
(h)    The Sub-Adviser will have no obligation to advise, initiate or take any other action on behalf of the Adviser, the Funds or the Assets in any legal proceedings (including, without limitation, class actions and bankruptcies) relating to the securities comprising the Assets or any other matter. The Sub-Adviser will not file proofs of claims relating to the securities or financial instruments comprising the Assets or any other matter and will not notify the Adviser, the Funds or the Trust’s custodian of class action settlements or bankruptcies relating to the Assets.
(i)    In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Funds or a sub-adviser to a portfolio that is under common control with the Funds concerning the Assets, except as permitted by the policies and procedures of the Funds. The Sub-Adviser shall not provide investment advice to any assets of the Funds other than the Assets which it sub-advises.
(j)    On occasions when the Sub-Adviser deems the purchase or sale of a security or financial instrument to be in the best interest of the Funds as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities or financial instruments to be sold or purchased. In such event, the Sub-Adviser will allocate securities or financial instruments, as the case may be, so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.
(k)    The Sub-Adviser shall maintain books and records with respect to the Funds’ securities transactions and keep the Board and the Adviser informed on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the Sub-Adviser and its key investment personnel providing services with respect to the Funds. The Sub-Adviser shall furnish to the Adviser or the Board such reasonably requested regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is in the possession of the Sub-Adviser and that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.
(l)    The fair valuation of securities in a Fund may be required when the Adviser becomes aware of significant events that may affect the pricing of all or a portion of a Fund’s portfolio. The Sub-Adviser will provide assistance in determining the fair value of the Assets, as necessary and reasonably requested by the Adviser or its agent, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser if market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.
(m)    Subject to any other written instructions of the Adviser or the Trust, the Sub-Adviser is hereby appointed the Adviser’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Assets. The Sub-Adviser agrees upon request to provide the Adviser and the Trust with copies of any such agreements executed on behalf of the Adviser or the Trust.
(n)    The Sub-Adviser will provide information and perform reviews, as necessary and reasonably requested by the Adviser or its agent, with respect to any component of the liquidity risk management program adopted by the Fund(s) in accordance with SEC Rule 22e-4.
2.    Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Prospectus, the Statement of Additional Information, the written instructions and directions of the Board, the requirements of the 1940 Act, the Code, and all other federal laws and regulations, in each case solely to the extent applicable to the Sub-Adviser and to the performance of the specific services expressly delegated to the Sub-Adviser under this Agreement.
3.    Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:
(a)    The Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);
(b)    Amended and Restated By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);
(c)    Prospectus and Statement of Additional Information of the Funds, as amended from time to time;
(d)    Resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser to the Funds;
(e)    Resolutions, policies and procedures adopted by the Board with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;

(f)    A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust or the principal underwriter; and
(g)    The terms and conditions of exemptive and no-action relief granted to the Trust, as amended from time to time.
The Adviser shall promptly furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The Adviser shall not, and shall not permit any of the Funds to use the Sub-Adviser’s name or make representations regarding Sub-Adviser or its affiliates without prior written consent of Sub-Adviser, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or the Fund is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser in writing specifically for use in the Fund’s registration statement, as amended or supplemented from time to time, or in Fund shareholder reports or proxy statements and the information is used (a) as required by applicable law, rule or regulation, in the Prospectus of the Fund or in Fund shareholder reports or proxy statements; or (b) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.
4.    Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rate specified in Schedule A which is attached hereto and made part of this Agreement. The fee will be calculated based on the daily value of the Assets under the Sub-Adviser’s management (as calculated as described in the Fund’s registration statement), shall be computed daily, and will be paid to the Sub-Adviser not less than monthly in arrears. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretations), the Sub-Adviser may, in its sole discretion and from time to time, waive a portion of its fee.
In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect; provided, however that any minimum annual fee for any Fund (as noted on Schedule A) will not be prorated if this Agreement is terminated with respect to such Fund within twelve (12) months of its inception under this Agreement, but, rather, such minimum annual fee shall be paid by the Adviser in full (minus any investment management fees already paid during such period) at the time of termination. Notwithstanding the foregoing, if this Agreement is terminated with respect to a Fund at least twelve (12) months after its inception, any minimum annual fee with respect to the terminated Fund shall be prorated.
5.    Expenses. The Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including personnel compensation, expenses and fees required for the Sub-Adviser to perform its duties under this Agreement; administrative facilities, including operations and bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser may enter into an agreement with the Funds to limit the operating expenses of the Fund.
6.    Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust and their respective affiliates, directors, officers and controlling persons (collectively, the “Adviser Indemnified Parties”) from and against any claims, losses, liabilities or damages (including reasonable attorney’s fees) (collectively, “Losses”) to the extent arising out of or resulting from the Sub-Adviser’s own willful misfeasance, fraud, bad faith, gross negligence, or reckless disregard of its duties under this Agreement or any material breach by the Sub-Adviser of this Agreement or applicable law. The Sub-Adviser shall not be liable for any Losses to the extent such Losses result from the willful misfeasance, fraud, bad faith, gross negligence or reckless disregard of duty of any Adviser Indemnified Party or from information furnished by or on behalf of the Adviser or the Trust that the Sub-Adviser reasonably relied upon.

The Adviser shall indemnify and hold harmless the Sub-Adviser and its respective affiliates, directors, officers and controlling persons (collectively, the “Sub-Adviser Indemnified Parties”) from and against any Losses to the extent arising out of or resulting from the Adviser’s (i) own willful misfeasance, fraud, bad faith, gross negligence, or the reckless disregard of its duties under this Agreement, or (ii) any material breach by the Adviser of this Agreement or applicable law, or (iii) any untrue statement of a material fact contained in the Trust’s registration statement, prospectus or statement of additional information, or any omission therefrom, to the extent such statement or omission relates to the Adviser or matters within its control and was made under the direction or authority of the Adviser and except to the extent such statement or omission was made in reliance upon information furnished in writing by the Sub-Adviser expressly for use therein. The Adviser shall not be liable for any Losses to the extent such Losses result from the willful misfeasance, bad faith, gross negligence or reckless disregard of duty of any Sub-Adviser Indemnified Party.
Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be responsible or liable for its failure to perform under this Agreement or for any losses to the Assets resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, terrorism, insurrection or revolution; or acts of God, or any other similar event. In no event, shall any party be responsible for incidental, consequential or punitive damages hereunder.
The provisions of this Section shall survive the termination of this Agreement.
7.    Representations and Warranties.
Sub-Adviser Representations: The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:
(a)    The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;
(b)    The Sub-Adviser will promptly notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act. The Sub-Adviser will also promptly notify the Trust and the Adviser if it, a member of its executive management or portfolio manager for the Assets is served or otherwise receives notice of any action, suit, proceeding or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or relating to the investment advisory services of the Sub-Adviser (other than any routine regulatory examinations), except to the extent that the Sub-Adviser is prohibited from providing such notice by applicable law, regulation or order, or by confidentiality obligations owed to a third party; provided that the Sub-Adviser shall use commercially reasonable efforts to provide notice as soon as practicable if and when such prohibition or restriction no longer applies;
(c)    The Sub-Adviser will notify the Adviser immediately upon the Sub-Adviser’s detection of (a) any material failure to manage the Fund(s) in accordance with the Fund(s)’ stated investment objectives, guidelines and policies or any applicable law or regulation; or (b) any material breach of any of the Fund(s)’ or the Sub-Adviser’s policies, guidelines or procedures relating to the Funds.

(d)    The Sub-Adviser is fully authorized under all law and regulation applicable to it to enter into this Agreement and serve as Sub-Adviser to the Funds and to perform the services described under this Agreement;
(e)    The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to carry on its business as it is now being conducted;
(f)    The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;
(g)    This Agreement is a valid and binding agreement of the Sub-Adviser;
(h)    The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate, current and complete in all material respects as of its filing date, and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(i)    The Sub-Adviser shall not divert any Fund’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company.
(j)    The Sub-Adviser agrees to maintain, what it determines in good faith, to be an appropriate level of errors and omissions or professional liability insurance coverage.
Adviser Representations: The Adviser represents and warrants to the Sub-Adviser and the Trust as follows:
(a)     The Adviser is registered with the SEC as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect.
(b)     The Adviser will promptly notify the Sub-Adviser of the occurrence of any event that would substantially impair the Adviser’s ability to fulfill its obligations under this Agreement or disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act.
(c)     The Adviser is fully authorized under all laws and regulations applicable to it to enter into this Agreement and to perform the services contemplated hereby.
(d)     The Adviser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the power to carry on its business as it is now being conducted.
(e)     The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement, and such execution, delivery and performance do not contravene or constitute a default under (i) any applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order or decree binding upon the Adviser.

(f)     This Agreement constitutes a valid and binding agreement of the Adviser.
(g)     The Adviser represents that the statements in the Trust’s registration statement, prospectus and statement of additional information, that relate to the Adviser or matters within its control and were made under the direction or authority of the Adviser (excluding information provided in writing by the Sub-Adviser specifically for inclusion therein), do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.
(h)     The Adviser shall provide the Sub-Adviser with the Fund’s investment objectives, policies, restrictions and guidelines, and any changes thereto, and shall be responsible for the overall supervision of the Funds, including compliance oversight except to the extent expressly delegated to the Sub-Adviser under this Agreement.
(i)         The Adviser agrees that the Sub-Adviser shall be entitled to rely on information furnished by or on behalf of the Adviser or the Trust in connection with the Sub-Adviser’s performance of its duties under this Agreement, provided that such reliance is reasonable and in good faith.
8.    Duration and Termination. The effectiveness and termination dates of this Agreement shall be determined separately for each Fund as described below.
(a)    Duration. This Agreement shall become effective with respect to a Fund upon the latest of (i) the approval by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; (ii) the approval of a majority of the Fund’s outstanding voting securities, if required by the 1940 Act; and (iii) the commencement of the Sub-Adviser’s management of the Fund. This Agreement shall continue in effect for a period of two years from the effective date described in this sub-paragraph, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board or by the vote of a majority of the Fund’s outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement.
(b)    Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty:
(i)    By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Funds, or by the Adviser, in each case, upon 60 days’ written notice to the Sub-Adviser;
(ii)    By the Adviser upon breach by the Sub-Adviser of any representation or warranty contained in Section 7 and Section 9 hereof, which shall not have been cured within 20 days of the Sub-Adviser’s receipt of written notice of such breach;
(iii)    By the Adviser immediately upon written notice to the Sub-Adviser if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement; or
(iv)    By the Sub-Adviser upon 90 days’ written notice to the Adviser and the Board.
This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust upon notice to the Sub-Adviser. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.
9.    Regulatory Compliance Programs.
Sub-Adviser’s Program: The Sub-Adviser hereby represents and warrants that:
(a)    in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and
(b)    the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser (the policies and procedures referred to in this Section 9(b), along with the policies and procedures referred to in Section 9(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).
Adviser’s Program: The Adviser hereby represents and warrants that:
(a)     In accordance with Rule 206(4)-7 under the Advisers Act, the Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Adviser and its supervised persons (as defined in the Advisers Act) of the Advisers Act and the rules thereunder.
(b)     In accordance with Rule 38a-1 under the 1940 Act, the Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) by the Trust and each Fund, including policies and procedures providing for oversight of service providers, including the Sub-Adviser (collectively, the “Adviser Compliance Program”).
Trust’s Program: The Trust hereby represents and warrants that:
(a)     The Trust has designated a Chief Compliance Officer for the Trust in accordance with Rule 38a-1 under the 1940 Act.
(b)     The Trust acknowledges and agrees that it retains primary responsibility for (i) the overall compliance program of the Trust and each Fund under Rule 38a-1, (ii) oversight of service providers to the Trust, including the Adviser and the Sub-Adviser, and (iii) the accuracy and completeness of the Trust’s registration statement, prospectus and statement of additional information, in each case except to the extent based upon information furnished in writing by the Adviser or the Sub-Adviser expressly for inclusion therein.
10.    Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law and regulation, including any demand or request of any regulatory, governmental or tax authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Funds and the actions of the Adviser and the Sub-Adviser and the Funds in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Funds, the Board, or such persons as the Adviser may designate in connection with the Funds. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser, its affiliates and agents in connection with its obligation to provide investment advisory services and other services to the Funds and to assist or enable the effective management of the Adviser’s and the Funds’ overall relationship with the Sub-Adviser and its affiliates. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Funds shall be deemed proprietary and confidential information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Sub-Adviser shall use commercially reasonable efforts to maintain and enforce adequate security and oversight procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.
11.    Reporting of Compliance Matters.
(a)    The Sub-Adviser shall promptly provide to the Trust’s Chief Compliance Officer (“CCO”) the following:
(i)        a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;
(ii)        on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;
(iii)         a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and
(iv)        an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Section 7 and Section 9 of this Agreement.
(b)    The Sub-Adviser shall also provide the Trust’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.
12.    Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
13.    Severability. Should any part of this Agreement be held invalid by a court decision, statute, regulation, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
14.    Notice. Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, the Adviser authorizes the Sub-Adviser to deliver all communications by email or other electronic means.

To the Adviser at:	Pzena Investment Management, LLC Park Avenue, 8th Floor New York, NY 10022 Attention: General Counsel Email: legal&compliance@pzena.com
To the Trust at:	U.S. Bancorp Fund Services, LLC 2020 E. Financial Way, Suite 100 Glendora, CA 91741 Attention: Elaine E. Richards, Vice President and Secretary Email: Elaine.Richards@usbank.com
To the Sub-Adviser at:	Tidal Investments LLC 234 West Florida Street, Suite 700 Milwaukee, Wisconsin 53204 Attention: Gavin Filmore Email: gfilmore@tidalfg.com
15.    Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser, the Sub-Adviser and the Trust, and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.
16.    Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
17.    Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.
18.    Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.
In the event the terms of this Agreement are applicable to more than one Fund of the Trust as specified in Exhibit A-1 to Schedule A attached hereto, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Section 8 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

19.    Miscellaneous.
(a)    A copy of the Certificate of Trust is on file with the Secretary of State of Delaware, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.
(b)    Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

Pursuant to an exemption from the Commodity Futures Trading Commission in connection with accounts of qualified eligible persons, this brochure or account document is not required to be, and has not been, filed with the commission. The Commodity Futures Trading Commission does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of commodity trading advisor disclosure. Consequently, the Commodity Futures Trading Commission has not reviewed or approved this trading program or this brochure or account document.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

PZENA INVESTMENT MANAGEMENT, LLC By: /s/ Allison Fisch Name: Allison Fisch Title: Managing Principal, President and Portfolio Manager
TIDAL INVESTMENTS LLC By:Jay Pestrichelli Name: Jay Pestrichelli Title: Chief Trading Officer
ADVISORS SERIES TRUST By: Jeffrey T. Rauman Name: Jeffrey T. Rauman Title: President

Signature Page to
Sub-Advisory Agreement

SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated March 24, 2026 between

PZENA INVESTMENT MANAGEMENT, LLC
and
TIDAL INVESTMENTS LLC
    and
ADVISORS SERIES TRUST

For the Funds set forth on Exhibit A-1 to this Schedule A, the Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate (the “Fee”) in accordance with the following fee schedule: 0.040% of the Funds’ aggregate daily net asset value on the first $500 million in Fund assets under management; and 0.030% of the Funds’ aggregate daily net asset value on Fund assets under management above $500 million.
Notwithstanding the foregoing, the Adviser will pay to the Sub-Adviser a minimum annual fee of $23,000 per Fund.
For the avoidance of doubt, the Fee shall only be payable with respect to a Fund once the Fund has commenced operations.

EXHIBIT A-1

Pzena U.S. Large Cap Value ETF
Pzena International Value ETF